Filed Pursuant to Rule 433

Registration No. 333-227052

Final Term Sheet

November 27, 2018

THE HOME DEPOT, INC.

$700,000,000 3.250% Notes due March 1, 2022

$1,000,000,000 3.900% Notes due December 6, 2028

$1,500,000,000 4.500% Notes due December 6, 2048

Issuer:	The Home Depot, Inc.

Expected Ratings (Moody’s/S&P)*:	A2/A

Trade Date:	November 27, 2018

Settlement Date (T+7):	December 6, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next four business days will be required, because the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes the date hereof or the next four business days, you should consult your own advisors.

Title of Securities:	3.250% Notes due March 1, 2022 (the “2022 Notes”)	3.900% Notes due December 6, 2028 (the “2028 Notes”)	4.500% Notes due December 6, 2048 (the “2048 Notes”)

Principal Amount:	$700,000,000	$1,000,000,000	$1,500,000,000

Maturity Date:	March 1, 2022	December 6, 2028	December 6, 2048

Treasury Benchmark:	2.875% due November 15, 2021	3.125% due November 15, 2028	3.000% due August 15, 2048

Benchmark Yield:	2.861%	3.054%	3.325%

Spread to Benchmark:	48 bps	93 bps	128 bps

Reoffer Yield:	3.341%	3.984%	4.605%

Price to Public:	99.726%	99.313%	98.302%

Coupon:	3.250% per annum	3.900% per annum	4.500% per annum

Interest Payment Dates:	Semi-annually on each March 1 and September 1, commencing March 1, 2019	Semi-annually on each June 6 and December 6, commencing on June 6, 2019	Semi-annually on each June 6 and December 6, commencing on June 6, 2019

Optional Redemption:	Make-whole call at T+10 bps	Prior to September 6, 2028, make-whole call at T+15 bps; par call on and after September 6, 2028	Prior to June 6, 2048, make-whole call at T+20 bps; par call on and after June 6, 2048

Day Count Convention:	30/360	30/360	30/360

CUSIP/ISIN:	437076BV3 / US437076BV39	437076BW1 / US437076BW12	437076BX9 / US437076BX94

Joint Book-Running Managers:	For the 2022 Notes:	For the 2028 Notes and the 2048 Notes:

	Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated	Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Samuel A. Ramirez & Company, Inc.

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Samuel A. Ramirez & Company, Inc.

THE HOME DEPOT, INC.

$300,000,000 Floating Rate Notes Due March 1, 2022

Issuer:	The Home Depot, Inc.

Expected Ratings (Moody’s/S&P)*:	A2/A

Trade Date:	November 27, 2018

Settlement Date (T+7):	December 6, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Floating Rate Notes on the date hereof or the next four business days will be required, because the Floating Rate Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Floating Rate Notes on the date hereof or the next four business days, you should consult your own advisors.

Title of Securities:	Floating Rate Notes due March 1, 2022 (the “Floating Rate Notes”)

Principal Amount:	$300,000,000

Maturity Date:	March 1, 2022

Interest Rate Basis:	LIBOR

Spread:	+31 basis points

Interest Payment Dates:	Quarterly on March 1, June 1, September 1 and December 1, commencing March 1, 2019

Interest Reset Dates:	March 1, June 1, September 1 and December 1, commencing March 1, 2019

Initial Interest Determination Date:	December 4, 2018

Interest Determination Date:	Second London business day prior to each Interest Reset Date

London Business Day:	A “London business day” is any day on which dealings in United States dollars are transacted in the London interbank market

Initial Rate Determination:	Three-month LIBOR plus 31 bps, determined as of the applicable Interest Determination Date

Price to Public:	100.000%

Redemption:	The Floating Rate Notes shall not be redeemable prior to their maturity.

Day Count Convention:	Actual/360

CUSIP/ISIN:	437076BU5 / US437076BU55

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Credit Suisse Securities (USA) LLC at 1-800-221-1037, (ii) Goldman Sachs & Co. LLC, Prospectus Department, toll-free at 1-866-471-2526, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800- 294-1322.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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